Flux Power Doubles Sales of Lithium-Ion Forklift Batteries in Q3 ‘17;
Posts Updated Presentation to Website

Vista, CA – May 15, 2017 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium batteries for industrial applications including electric forklifts and airport ground support equipment, today announced financial results for its fiscal 2017 third quarter (Q3 ‘17) and posted an updated investor presentation on its website. The presentation reviews Flux’s product roadmap, go-to-market strategy and its updated fiscal 2017 sales outlook. In lieu of a conference call, Flux will take and respond to investor questions in an online Q&A, details below.

Highlights:

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Q3 ‘17 revenue grew 162%, in comparison to Q3 ‘16, to $306,000, principally due to increased customer shipments of Flux’s lithium-ion LiFT Pack batteries for ‘walkie’ pallet jacks fork lifts, enabled by the Company’s ramping commercial production capabilities. Flux sold 117% more LiFT Packs in Q3 ‘17, compared to Q3 ‘16, recognizing a greater increase in total revenue generated as a result of modest increases in their per pack sales price.

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Q3 ‘17 production resulted in an increase in finished Class 3 LiFT Packs included in inventory of 130% at March 31, 2017, compared to December 31, 2016. The expanded inventory is expected to enable larger order fulfillment, an improved ability to respond to short time-frame replacement sales, an expansion of piloting activity and greater ability to provide distributor inventories in other geographic regions. Flux continues to pursue ramping production and the related working capital requirements to fund it.

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Airport Ground Support Equipment (GSE) Flux recorded revenue from the shipment of one GSE battery in Q3 ‘17. The much larger GSE Packs supply over 10 times the power of Flux’s LiFT Packs for ‘walkie’ pallet jacks and have an average price over six times as much. Four major airline carriers and two airport equipment manufacturers are currently piloting GSE Packs. Flux has sold three initial GSE Packs during fiscal year 2017.

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Class 1 Forklift Battery Development - Flux debuted is larger, more powerful line of LiFT Packs for larger Class 1 forklifts at ProMat 2017 in April. Flux is currently developing a Class 1 lift pack with plans to begin piloting in June and to its solution later this year following active piloting and UL review.

Flux has encountered very strong interest from across the lift truck industry in a lithium-ion power solution for Class 1 vehicles. This larger and more powerful solution – as compared to Class 3 – provides a significant growth opportunity for Flux given its much larger price and total market opportunity.

Financial Results:

Q3 ‘17 revenues rose 162% to $306,000 compared to $117,000 in Q3 ‘16, mainly attributable to a significant increase in LiFT Pack sales compared to Q3 ‘16, and approximately $30,000 of revenue in Q3 ‘17 from the sale of a GSE battery pack to a customer at a major U.S. airport.

Q3 ‘17 cost of sales rose at a slower rate than total revenue to $526,000 compared to $327,000 in Q3 ‘16, reflecting higher unit sales and initial benefits from Flux’s gross margin improvement plan focused on reducing design, sourcing and assembly costs. Flux’s LiFT Pack line incorporates a range of design enhancements to improve the line’s ability to perform reliably in harsh environments. The design improvements enabled further reductions in warranty expense in Q3 ‘17 for earlier-generation product returns and in-field repairs required to ensure customer satisfaction. Flux believes it has a clear roadmap for design, production and procurement initiatives to further improve product performance and margins over the next twelve months.

Selling and administrative expenses increased 12% to $664,000 in Q3 ‘17 from $595,000 in Q3 ‘16. Q3 ‘17 expenses included costs associated with the shipment of demo LiFT Packs to distributors and customers to introduce our packs and increased payroll costs related to new personnel including a Director of Operations, a new Director of Sales and the addition of a mechanical engineer and a senior tech specialist. The hires are intended to support increased production and efficiency as well as to expand Flux’s presence in the lift equipment marketplace.

Research & development expenses declined 10% to $227,000 in Q3 ‘17, compared to $253,000 in Q3 ‘16, primarily due to decreased costs associated with Flux’s initial UL certification project substantially completed in January 2016. Research and development expenses are expected to remain as a significant expense as Flux invests in developing new products for the Class 1, 2 and 3 forklift markets as well as continuing to enhance features and functionality of the full product line.

Flux’s Q3 ‘17 operating loss increased marginally to $1.11M from $1.06M in Q3 ‘16, despite significantly higher revenues, largely due to the increased selling and administrative expense. Net Loss in Q3 ‘17 decreased to $1.16M from $1.23M in Q3 ‘16 due to lower interest expenses on the Line of Credit.

Flux Financing:

Flux has funded its working capital through a combination of borrowings under a line of credit from its largest shareholder, Esenjay Investments, LLC, as well as through private placements of common stock. More recently, Flux has received periodic advances that total $500,000 on a Convertible Note due October 2018 issued by an existing shareholder. In addition, the outstanding balance on the line of credit from Esenjay Investments, LLC at the end of Q3 ‘17 is $3,325,000 and the maximum borrowing amount was increased in April 2017 to $5,000,000.

CEO Comments:

CEO, Ron Dutt, commented, “Flux continues to ramp the pace of its LiFT Pack sales and is confident in the potential to further accelerate our growth over the next few years. Our confidence stems from customer, forklift dealer, OEM, and battery distributor dialogues, as they echo our views on the efficiency and total cost benefits of lithium-ion forklift power. Customers are moving from the evaluation phase into the planning and budgeting required to deploy lithium for a sizable portion of their fleets. We believe Flux offers the premium lithium-ion solution in the market, based on the research, piloting and approvals we have secured over nearly four years of effort. We are also encouraged as the leading forklift OEMs are recognizing the role lithium-ion can play in satisfying their customers and driving their businesses.

“While the pace of lithium’s displacement of lead-acid batteries has been slower than we had hoped and remains difficult to predict, we are seeing increasing interest in lithium solutions in the market as indicators of future revenue. In fact, with revenue of $781,000 for the first nine months of fiscal 2017, Flux has already well exceeded full-year revenue of $558,000 last year, with one quarter still to go. Though the enormous long-term growth potential of this market is clear, it takes time for an industry to embrace new technology but we feel the time is now. With steadily ramping customer interest and rising LiFT Pack production we expect a substantially stronger sales performance in fiscal 2018 beginning July 1, 2017.”

Flux Investor Q&A:

In place of past modest conference call participation, Flux is focusing its resources on a more direct and focused investor Q&A process:

●	Submit questions via email to flux@catalyst-ir.com or call Chris Eddy at our investor relations firm (212) 924 9800.
●	Flux will post questions and answers on its Flux blog along with social media links through its @FluxPowerIR Twitter account, referenced to $FLUX.

About Flux Power Holdings, Inc. (www.fluxpwr.com)

Flux Power develops advanced lithium-ion batteries for industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux solutions utilize its proprietary battery management system (BMS) and in-house engineering and product design. Flux batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux sells primarily to lift equipment OEM’s, their dealers and battery distributors. Current products include advanced battery packs for motive power in the lift equipment and airport ground support markets.

Flux Blog:     Flux Power Currents

Facebook:     FLUXPower

Twitter      Company: @FLUXpwr Investor Relations: @FluxPowerIR

LinkedIn     Flux Power

This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Company believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, Company can give no assurance that such statements will prove to be correct, and that the Company’s actual results of ☒operations, financial condition and performance will not differ materially from the ☒results of operations, financial condition and performance reflected or implied by these forward-☒looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Media & Investor Relations:

Catalyst Global LLC

Chris Eddy

212-924-9800

flux@catalyst-ir.com